Exhibit 10(h)

AMENDMENT NUMBER ONE

TO THE UNITED RENTALS, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS,

AS AMENDED AND RESTATED,

EFFECTIVE DECEMBER 16, 2008

WHEREAS, United Rentals, Inc. (the “Company”) has established the United Rentals, Inc. Deferred Compensation Plan for Directors, as amended and restated, effective December 16, 2008 (the “Plan”);

WHEREAS, the Company has the authority under Section 9(b) of the Plan to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to clarify certain payment terms for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to correct certain provisions in accordance with IRS Notice 2010-6.

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows, effective on and after January 1, 2005:

1. The last two sentences of Section 5(a)(ii)(C) of the Plan are hereby amended to read as follows:

“The Committee shall, no later than the 90th day after such event or last such event, as the case may be, make a determination as to whether an Unforeseeable Emergency exists, and the amount, if any, to which the Participant may be entitled (which amount shall not exceed the amount reasonably necessary to satisfy the need resulting from the Unforeseeable Emergency (and any amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution)), and pay such amount on such 90th day, provided, however, that pursuant to Treasury Regulation section 1.409A-3(d), if the Participant is unable (due to circumstances beyond the control of the Participant) to timely provide necessary information, the Committee’s determination and payment shall be made during the first calendar year in which calculation of the payment amount is administratively practicable.”

2. The Plan is hereby amended by adding a new Section 9(d) to read as follows:

“Code Section 409A. If for any reason, such as imprecision in drafting, any provision of the Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Committee in a manner consistent with such intent. To the extent that the right to any payment under the Plan provides for deferred compensation within the meaning of Code Section 409A that is not exempt from Code Section 409A as a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for any payment upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Code Section 409A.”

3. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.